Exhibit 99.1

August 20, 2012
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS SECOND QUARTER SALES AND EARNINGS RESULTS

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $747 million for the quarter ended August 3, 2012, a 10.0 percent decrease over the same period a year ago.  Diluted earnings per share of $0.64 were flat versus the second quarter of 2011.  For the six months ended August 3, 2012, net earnings decreased 1.3 percent from the same period a year ago to $1.27 billion, while diluted earnings per share increased 9.2 percent to $1.07.

Lowe’s fiscal year ends on the Friday nearest the end of January; therefore, fiscal year 2011 included 53 weeks.  The quarterly comparisons in 2012, which is a 52-week year, are impacted by a shift in comparable weeks.  Sales for the second quarter decreased 2.0 percent to $14.2 billion from $14.5 billion in the second quarter of 2011.  The week shift accounted for $259 million or 1.8 percent of the total sales decline for the second quarter.  For the six month period, sales were $27.4 billion, a 2.5 percent increase over the same period a year ago.  The week shift accounted for $255 million or 1.0 percent of the total sales increase for the six month period.

The week shift negatively impacted diluted earnings per share by approximately $0.03 in the second quarter.  For the six month period, the week shift contributed approximately $0.03 to diluted earnings per share.

Included in the above reported results is a charge related to a previously announced reduction in staff at U.S. headquarters.  This charge reduced pre-tax earnings for the second quarter by $15 million and diluted earnings per share by $0.01.  For the six month period, this charge reduced pre-tax earnings by $32 million and diluted earnings per share by $0.02.

Comparable store sales for the second quarter decreased 0.4 percent, while comparable store sales for the U.S. business decreased 0.2 percent.  For the six month period, comparable store sales increased 1.0 percent, while comparable store sales for the U.S. business increased 1.2%.  Comparable store sales are based on comparable 13-week periods.

“Our results fell short of our overall expectations,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.  “However, I have confidence in our strategy and in our employees, and while we recognize the significant magnitude of change that we’ve asked the organization to absorb as we transform our business, we fully understand that we must improve our level of execution.”

Delivering on the commitment to return excess cash to shareholders, the company repurchased $1.0 billion or 36.8 million shares of stock and paid $166 million in dividends in the second quarter.  For the six month period, the company repurchased $2.75 billion or 94.7 million shares of common stock and paid $340 million in dividends.

As of August 3, 2012, Lowe’s operated 1,748 stores in the United States, Canada and Mexico representing 196.8 million square feet of retail selling space.

A conference call to discuss second quarter 2012 operating results is scheduled for today (Monday, August 20) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Second Quarter 2012 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com/investor until November 18, 2012.

Lowe’s Business Outlook

Fiscal Year 2012 – a 52-week Year (comparisons to fiscal year 2011 – a 53-week year; based on U.S. GAAP unless otherwise noted)
•	Total sales are expected to be approximately flat. On a 52 versus 52 week basis, total sales are expected to increase approximately 1 percent.
•	The company expects comparable store sales to increase approximately 0.5 percent (on a 52 versus 52 week basis).
•	The company expects to open approximately 10 stores in fiscal year 2012.
•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 45 basis points.
•	Depreciation expense is expected to be approximately $1.5 billion.
•	The effective income tax rate is expected to be approximately 37.8%.
•	Diluted earnings per share of approximately $1.64 are expected for the fiscal year ending February 1, 2013.

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, shareholder value, capital expenditures, store openings, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of lower home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) to maintain, improve, upgrade and protect our critical information systems; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2011 sales of $50.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,745 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Six Months Ended
	August 3, 2012		July 29, 2011		August 3, 2012		July 29, 2011
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$14,249	100.00	$14,543	100.00	$27,402	100.00	$26,728	100.00

Cost of sales	9,415	66.07	9,527	65.51	18,003	65.70	17,393	65.07

Gross margin	4,834	33.93	5,016	34.49	9,399	34.30	9,335	34.93

Expenses:

Selling, general and administrative	3,172	22.26	3,232	22.22	6,414	23.40	6,351	23.76

Depreciation	369	2.59	365	2.51	739	2.70	737	2.76

Interest - net	96	0.68	90	0.62	199	0.73	178	0.67

Total expenses	3,637	25.53	3,687	25.35	7,352	26.83	7,266	27.19

Pre-tax earnings	1,197	8.40	1,329	9.14	2,047	7.47	2,069	7.74

Income tax provision	450	3.15	499	3.43	772	2.82	777	2.91

Net earnings	$747	5.25	$830	5.71	$1,275	4.65	$1,292	4.83

Weighted average common shares outstanding - basic	1,157		1,275		1,182		1,300

Basic earnings per common share (1)	$0.64		$0.65		$1.07		$0.99

Weighted average common shares outstanding - diluted	1,159		1,278		1,183		1,303

Diluted earnings per common share (1)	$0.64		$0.64		$1.07		$0.98

Cash dividends per share	$0.16		$0.14		$0.30		$0.25

Retained Earnings
Balance at beginning of period	$14,557		$16,715		$15,852		$17,371
Net earnings	747		830		1,275		1,292
Cash dividends	(184)		(176)		(350)		(322)
Share repurchases	(921)		(1,309)		(2,578)		(2,281)
Balance at end of period	$14,199		$16,060		$14,199		$16,060

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $742 million for the three months ended August 3, 2012 and $823 million for the three months ended July 29, 2011. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,266 million for the six months ended August 3, 2012 and $1,281 million for the six months ended July 29, 2011.

Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Six Months Ended
	August 3, 2012		July 29, 2011		August 3, 2012		July 29, 2011
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net earnings	$747	5.25	$830	5.71	1,275	4.65	$1,292	4.83

Foreign currency translation adjustments	(8)	(0.05)	(4)	(0.03)	(1)	(0.00)	27	0.10

Net unrealized investment gains	3	0.01	1	0.01	2	0.01	2	0.01

Other comprehensive (loss)/income	(5)	(0.04)	(3)	(0.02)	1	0.01	29	0.11

Comprehensive income	$742	5.21	$827	5.69	1,276	4.66	$1,321	4.94

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		August 3, 2012	July 29, 2011	February 3, 2012
Assets

Current assets:
Cash and cash equivalents		$1,710	$568	$1,014
Short-term investments		586	340	286
Merchandise inventory - net		8,699	8,825	8,355
Deferred income taxes - net		279	222	183
Other current assets		325	213	234

Total current assets		11,599	10,168	10,072

Property, less accumulated depreciation		21,734	22,195	21,970
Long-term investments		485	857	504
Other assets		1,214	825	1,013

Total assets		$35,032	$34,045	$33,559

Liabilities and shareholders' equity

Current liabilities:
Current maturities of long-term debt		$594	$39	$592
Accounts payable		5,084	5,378	4,352
Accrued compensation and employee benefits		561	495	613
Deferred revenue		847	831	801
Other current liabilities		1,936	1,934	1,533

Total current liabilities		9,022	8,677	7,891

Long-term debt, excluding current maturities		9,008	6,581	7,035
Deferred income taxes - net		580	479	531
Deferred revenue - extended protection plans		726	673	704
Other liabilities		872	856	865

Total liabilities		20,208	17,266	17,026

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
August 3, 2012	1,152
July 29, 2011	1,260
February 3, 2012	1,241	576	630	621
Capital in excess of par value		2	7	14
Retained earnings		14,199	16,060	15,852
Accumulated other comprehensive income		47	82	46

Total shareholders' equity		14,824	16,779	16,533

Total liabilities and shareholders' equity		$35,032	$34,045	$33,559

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	August 3, 2012	July 29, 2011
Cash flows from operating activities:
Net earnings	$1,275	$1,292
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	789	786
Deferred income taxes	(59)	(50)
Loss on property and other assets - net	36	100
Loss on equity method investments	29	4
Share-based payment expense	54	59
Net changes in operating assets and liabilities:
Merchandise inventory - net	(345)	(495)
Other operating assets	(159)	121
Accounts payable	731	1,026
Other operating liabilities	445	450
Net cash provided by operating activities	2,796	3,293

Cash flows from investing activities:
Purchases of investments	(1,176)	(948)
Proceeds from sale/maturity of investments	897	1,232
Property acquired	(622)	(780)
Change in equity method investments - net	(159)	(204)
Proceeds from sale of property and other long-term assets	49	20
Other - net	(21)	(14)
Net cash used in investing activities	(1,032)	(694)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	1,984	-
Repayment of long-term debt	(20)	(18)
Proceeds from issuance of common stock under share-based payment plans	90	55
Cash dividend payments	(340)	(294)
Repurchase of common stock	(2,793)	(2,433)
Other - net	13	3
Net cash used in financing activities	(1,066)	(2,687)

Effect of exchange rate changes on cash	(2)	4

Net increase/(decrease) in cash and cash equivalents	696	(84)
Cash and cash equivalents, beginning of period	1,014	652
Cash and cash equivalents, end of period	$1,710	$568